Exhibit 99.1

FOR FURTHER INFORMATION:
AT THE COMPANY:	AT FD ASHTON PARTNERS:
Dennis Letham	Chris Kettmann
Chief Financial Officer	Investor and Media Inquiries
(224) 521-8601	(312) 553-6716
ANIXTER INTERNATIONAL INC.
ANNOUNCES AMENDMENT AND RENEWAL OF KEY CREDIT AGREEMENTS
GLENVIEW, IL, July 28, 2009 — Anixter International Inc. (NYSE: AXE), a leading global distributor of communication products, electrical and electronic wire & cable, fasteners and other small parts, today announced that its wholly-owned subsidiary, Anixter Inc., has amended its senior unsecured revolving credit agreement and renewed its accounts receivable securitization program.
In response to the impact of the current soft economic environment, the following key changes have been made to the revolving credit agreement:
•	The consolidated fixed charge coverage ratio (as defined) has been amended to require minimum coverage of 2.25 times through September 30, 2010 (previously 3.00 times), 2.50 times from October 2010 through December 2011 (previously 3.00 times) and 3.00 times thereafter.

•	Anixter Inc. will be required to have, on a proforma basis, a minimum of $50 million of availability under the revolving credit agreement at any time it elects to prepay, purchase or redeem indebtedness of Anixter International Inc.

•	Anixter Inc. will be permitted to upstream funds to Anixter International Inc for payment of dividends and share repurchases to a maximum of $150 million plus 50 percent of Anixter Inc.’s cumulative net income from the date of the amendment forward.

•	The ratings based pricing grid has been adjusted such that the all-in drawn cost of borrowings, based on Anixter Inc.’s current credit ratings of BB+/Ba2, is now Libor plus 250 basis points on all borrowings (previously Libor plus 75 basis points on the first $350 million borrowed and Libor plus 100 basis point on the next $100 million borrowed).

•	The size of the facility has been reduced from $450 million to $350 million.
All other material terms and conditions of the revolving credit facility remain unchanged, including the April 2012 maturity.
Anixter Inc. also renewed its accounts receivable securitization program for a new 364-day period ending in July of 2010. As a part of the renewal, the size of the facility has been reduced from $255 million to $200 million to bring it in-line with the size of the current receivable collateral base. The renewed program carries an all-in drawn funding cost of Commercial Paper (“CP”) plus 150 basis points (previously CP plus 95 basis points). Unused capacity fees increased from 45 to 55 basis points to 85 to 95 basis points. All other material terms and conditions remain unchanged.
At the end of the second quarter of 2009 the company had outstanding borrowings of $94.6 million under the amended revolving credit facility and $5.0 million of outstanding funding under the accounts receivable program.

Commenting on the amendment to the revolving credit facility, Dennis Letham, Executive Vice President — Finance, said, “At the end of the second quarter the company was in full compliance with all of the then-existing covenants. However, the lack of a seasonal sales pick-up in the second quarter of this year and the resulting lower earnings, combined with the still uncertain economic outlook, increased the probability that the company would violate the fixed charge coverage covenant at a future date. The revised fixed charge coverage ratio provides a cushion not only against a continuation of the current economic environment, but also against the possibility of yet unseen economic deterioration.”
Letham added, “We are pleased that we have addressed the uncertainties associated with the revolving credit facility fixed charge coverage covenant as well as renewed the accounts receivable securitization facility. With cash balances of $112.8 million at the end of the second quarter of 2009 along with the $195.3 million reduction in borrowings that have been achieved in the first six months of 2009, the reduced size of the two facilities provide the company with ample liquidity for the foreseeable future, particularly in a slower-growth environment. By reducing the size of the facilities we were able to trim selected costs associated with maintaining excess available capacity and the greater funding expense under the amended and renewed facilities. With these changes now in effect, we believe the company has been more strongly positioned to weather the current environment, as well as, support a growing business through a future period of economic recovery.”
About Anixter
Anixter International is a leading global distributor of communication products, electrical and electronic wire & cable, fasteners and other small parts. The company adds value to the distribution process by providing its customers access to 1) innovative inventory management programs, 2) more than 425,000 products and over $950 million in inventory, 3) 232 warehouses with more than 6.5 million square feet of space, and 4) locations in 270 cities in 52 countries. Founded in 1957 and headquartered near Chicago, Anixter trades on The New York Stock Exchange under the symbol AXE.
Safe Harbor Statement
The statements in this news release that use such words as “believe,” “expect,” “intend,” “anticipate,” “contemplate,” “estimate,” “plan,” “project,” “should,” “may,” or similar expressions are forward-looking statements. They are subject to a number of factors that could cause the company’s actual results to differ materially from what is indicated here. These factors include general economic conditions, changes in supplier sales strategies or financial viability, political, economic or currency risks related to foreign operations, inventory obsolescence, copper price fluctuations, customer viability, risks associated with accounts receivable, potential impairment of goodwill and risks associated with integration of acquired companies. Please see the company’s Securities and Exchange Commission filings for more information.
Additional information about Anixter is available on the Internet at
www.anixter.com